FREE WRITING PROSPECTUS Dated July 22, 2015	Filed Pursuant to Rule 433 Registration No. 333-203470 Registration No. 333-203470-02

$687+mm World Omni Prime Auto Lease (WOLS) 2015-A

JOINT LEADS : Credit Suisse(str), BofAML, MUFG

CLS	$AMT(mm)	WAL	MDY/F	Win	L.Final	BNCH	SPRD	YLD %	CPN%	$ PX
A-1	103.000	0.24	P-1/F1+	1-7	08/15/16			0.380		100-00
A-2A	150.000	1.28	Aaa/AAA	7-24	05/15/18	EDSF	+ 38	1.069	1.06	99.99160
A-2B	120.000	1.28	Aaa/AAA	7-24	05/15/18	1mL	+ 38			100-00
A-3	213.590	2.28	Aaa/AAA	24-31	10/15/18	IntS	+ 50	1.554	1.54	99.97988
A-4	72.770	2.59	Aaa/AAA	31-33	10/15/18	IntS	+ 58	1.738	1.73	99.99562
B	28.230	2.71	Aa2/AA	33-33	12/15/20	IntS	+ 75	1.949	1.94	99.99704

* Expected Settle	:	7/29/2015	* Format	:	Public/SEC Registered
* First Pay Date	:	8/17/2015	* Min Denoms	:	$1k by $1k
* Expected Ratings	:	Moody's/Fitch	* ERISA	:	Yes
* Ticker	:	WOLS 2015-A	* Timing	:	Priced

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 221-1037.